Exhibit 99

FOR IMMEDIATE RELEASE

Agilysys Closes Sale of Technology Solutions Group

— Board Authorizes 1.6 Million Share Repurchase Program

— Company to Focus on Growing State-of-the-Art Hospitality and Retail Solutions

CLEVELAND—Aug. 1, 2011—Agilysys, Inc. (Nasdaq: AGYS), a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries, today announced that the sale of its Technology Solutions Group (TSG) business unit has been completed. In addition, Agilysys’ Board of Directors has authorized a share repurchase program for up to 1.6 million common shares, or approximately 7% of the Company’s outstanding shares.

Interim President and Chief Executive Officer James Dennedy commented: “Agilysys is sufficiently capitalized with ample cash and no debt. Today’s adoption of the share repurchase program reflects the Board’s commitment to prudently return capital to shareholders. Cash also will be used for both working capital purposes and to make select investments in the business, while improving operating and financial performance. We believe this approach offers the greatest opportunity for increasing shareholder value.”

TSG Close

On May 31, 2011, the Company announced a definitive agreement to sell its TSG business for $64 million in cash to OnX Enterprise Solutions; the transaction was approved by Agilysys shareholders on July 28, 2011. OnX will assume management of the former TSG operations including all North American and European operations. OnX is a privately held company and majority owned by Marlin Equity Partners of Los Angeles, CA.

“Agilysys is pleased to have completed the sale of TSG. We wish our colleagues transitioning to OnX all the best and we thank them for their years of service to Agilysys. Since the announcement of the sale, we developed and have begun executing a plan to restructure and relocate corporate closer to the businesses,” added Dennedy.

“Looking forward, Agilysys will focus on its faster growing and higher margin businesses, emphasizing unique solutions that represent state-of-the-art IT applications in the hospitality and retail sectors.”

Share Repurchase Program

The Company’s Board of Directors authorized the repurchase of up to 1.6 million common shares. The share repurchase program permits shares to be repurchased in open market or private transactions, through block trades and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The share repurchase program may be suspended, terminated or modified at any time for any reason. The repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company. Unless renewed, the share repurchase program will expire on March 31, 2012.

“We are pleased to announce the intent to repurchase up to 1.6 million Agilysys common shares. The Board of Directors prudently evaluated the attributes of the Company’s shareholder base, the fact that the Company terminated its secured line of credit as part of the divestiture of TSG and alternative uses of cash to determine the optimal amount of capital to return to shareholders,” Dennedy said.

Agilysys Hospitality and Retail Businesses

Agilysys will continue to operate as a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. Its legacy businesses – consisting of the Company’s Hospitality Solutions Group (HSG) and Retail Solutions Group (RSG) – specialize in market-leading point-of-sale, property management, inventory and procurement and mobile and wireless solutions designed to streamline operations, improve efficiency and enhance the consumer’s experience.

The Company continues to operate extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong.

About Agilysys

Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. The Company specializes in market-leading point-of-sale, property management, inventory and procurement, and mobile and wireless solutions that are designed to streamline operations, improve efficiency and enhance the consumer’s experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery stores, convenience stores, general and specialty retail businesses and partners. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.

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Investor Contact:

Curtis Stout

Vice President and Treasurer

Agilysys, Inc.

440-519-8635

curtis.stout@agilysys.com